Exhibit 99.1

This transcript contains “forward-looking statements” that do not convey historical information, but relate to predicted or potential future events, such as statements of our plans, strategies and intentions. These statements can often be identified by the use of forward-looking terminology such as “believe,” “expect,” “intend,” “may,” “will,” “should,” or “anticipate” or similar terminology. All statements other than statements of historical facts included in this transcript are forward-looking statements. All forward-looking statements speak only as of the date hereof. Except for the Company’s ongoing obligations to disclose material information under the federal securities laws, the Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Important risks and uncertainties that could cause actual results to differ materially from our forward-looking statements include, but are not limited to: our ability to develop and expand our spine fusion business in the United States and Japan; our ability to expand and maintain a successful sales and marketing organization; continuation of favorable third party payor reimbursement for procedures performed using our products; unanticipated expenses or liabilities or other adverse events affecting cash flow or our ability to achieve profitability; uncertainty of additional funding; uncertainty of success in developing any new products; failure to successfully introduce and develop new products, including products related to license agreements; failure to obtain FDA clearance or approval for particular devices; our ability to compete with other competing products and with emerging new technologies within and outside of spinal fusion; product liability exposure and patent infringement claims. For further information regarding risks and uncertainties associated with the Company’s business, please refer to the Company’s filings with the Securities and Exchange Commission, including the Company’s Registration Statement on Form S-1, as well as its quarterly reports on Form 10-Q, reports on Form 8-K and annual reports on Form 10-K. Forward-looking statements may include statements relating to:

•	our ability to continue building our operating platform;

•	our ability to develop new approaches to spinal surgery;

•	our ability to introduce new products into the market;

•	completion of the cadaver training laboratory at Scripps Memorial Hospital;

•	expansion of our sales force;

•	our ability to increase our gross margins;

•	continued increases in our operating expenses;

•	integration of our biologics business; and

•	product clearances in the Japanese market.

THE FOLLOWING IS THE TRANSCRIPT OF THE CONFERENCE CALL

PRESENTED BY ALPHATEC HOLDINGS, INC. ON JULY 27, 2006

Alphatec Holdings Inc.

2006 Second Quarter and Six Months Results

July 27, 2006

Operator: Good morning ladies and gentlemen. My name is Carley and I will be your conference facilitator today. At this time, I would like to welcome everyone to the Alphatec Holdings 2006 Second Quarter and Six Months Results Conference Call. All lines have been placed on mute to prevent any background noise. After the speakers’ remarks, there will be a question-and-answer period. If you would like to ask a question during this time, please press star then the number one your telephone keypad. If you would like to withdraw your question, you will press the pound key.

It is now my pleasure to turn the floor over to your host, Mr. Matt Clawson off Allen and Caron. Sir, the floor is yours.

Matt Clawson: Thank you Carley. Good morning everyone and thanks for joining us for the Alphatec Holdings 2006 Second Quarter Results Call. You should have all received a copy by e-mail this morning of a release announcing the company’s results for the second quarter and six months ended June 30, 2006. If any of you did not receive a copy of the news release, you can call our office after the conference call at 949-474-4300, and we will be happy to send you a copy. Additionally, a replay of the conference call will be available on the Internet. This can be accessed via the company’s web site at www.alphatecspince.com.

Before we get underway I have been asked to make the following statement. Certain statements made on this call and answers to questions posed that are not historical facts are forward-looking statements that involve risks and uncertainties. Important factors which could cause actual results to differ materially from those in the forward-looking statements include but are not limited to those discussed in risks related to our business in the companies form S-1 and other filings with the Securities and Exchange Commission. These filings can be accessed on the Internet at www.sec.gov. Actual results that the company achieves may differ materially from any forward-looking statements due to such risks and uncertainties. We undertake no obligation to revise or update publicly any forward-looking statements for any reason.

We would also like to advise investors that Alphatec management will continue to meet with investors and financial analysts at investment banking conferences, during one-to-one meetings and during road shows. The information provided during these meetings will be publicly disclosed information only. When possible, an audio link will be provided for investors to listen to the formal company presentations at investor conferences.

On the call this morning from Alphatec Spine, serving as host is Ron Hiscock, President and Chief Executive Officer, and joining him on the call will be Alphatec Spine CFO Steve Dixon and Steve Reinecke, the company’s Chief Technology Officer. Members of the executive team will make short statements during the results and operations, after which there’ll be a question and answer period for a limited time.

At this point Ron, I’d like to turn the call over to you. Good morning.

Ron Hiscock: Good morning. Thank you Matt and welcome to Alphatec Spine’s earnings call for the second quarter of 2006. As Matt has indicated, joining me today are Steve Dixon, our Chief Financial Officer, as well as Steve Reinecke, the company’s Chief Technology Officer.

I’m very, very pleased to review the company’s financial performance for the most recent quarter, the progress we have made since our IPO and our strategic plan. I believe that we have a combination of investors from our initial public offering, as well as those who are here to learn more about the company. To that extent, I will reinforce the key elements of our strategy.

The strategy is to create a values driven leading spinal device company by establishing a strong operating platform built around superior physician service, and then, to introduce a stream of innovative spine surgery products, developed in concert with our physicians.

Since we began this process in the first quarter of 2005, when the company was organized and recapitalized, we have developed a strong corporate platform. The principal elements of the platform include the following. An experienced management team: Alphatec has assembled a team of 15 senior executives with over 200 years of healthcare experience, one that can accommodate substantial growth and manage a much, much larger organization. We have created a broad product platform. Alphatec provides a full complement of high-quality spine fusion products required by our surgeons. With the exception of a limited number of large, well-established spinal companies, Alphatec has the broadest offering of these products and is by far the fastest growing within this group.

We have a strong balance sheet. We have a clean balance sheet. 25 million of cash, and have retired 100 million of preferred stock since the completion of our IPO. We have efficient manufacturing. We have created an efficient modernized lean manufacturing environment that has allowed us to almost triple throughput, which has increased capacity for future growth on top of it. Alphatec is uniquely positioned with its own in-house facility to prototype new products and to respond to customer demands far faster than our competitors.

We have a focused employee recruiting and retention program. The number of employees has increased from 70 to about 260 individuals worldwide, while we have maintained a 92% retention rate on those individuals, much higher than the industry. We have differentiated physician support. The cornerstone of our operating strategy is to deliver unmatched service to our physicians. We have built broad support and trust from our physician base, by providing consistent unsurpassed levels of service. This includes the introduction of a solid and improving level of training and education program.

We have strong sales and marketing. Alphatec has rapidly expanded its sales distribution network with high-quality experienced salespeople proven in the industry, using a combination of in-house sales representatives and third party distributors. In fact, the sales force of 30 individuals 15 months ago is now up to 188.

We have a focus on compliance. From the first day, our goal has been to establish the industry’s best clinical and legal compliance programs as well as corporate governance. We have gone to great lengths to ensure that our physicians and regulatory dealings are perfectly in line with our most conservative interpretations of regulations.

We have developed a platform, thus the first objective of our strategy. The second objective is now our focus. Develop a stream of technological innovation. This will emerge from a variety of sources; first, physician collaboration. We are engaged with dozens of physicians in the development of new products. Spinal surgeons come to Alphatec because they have confidence in our ability to respond rapidly through our custom-designed programs.

Second, product improvements: With both spinal implant and instruments, Alphatec is constantly working with physicians to develop new approaches for spinal surgery. Today, there are an excess of 25 product improvement designs slated for production over the next 12 months.

Third, product line additions: Through internal development, licensing and selective acquisitions, we’ll introduce at least 10 new products in the next 18 months.

Finally, new technology: We are actively looking at a range of new technologies within and outside of spine fusion. For the next 18 months, our greatest concentration will be on dynamic stabilization, minimally invasive systems and nucleus replacement technologies.

To summarize our strategy, we initially built a strong business platform based upon superior physician service. This platform is now in place. Now we have turned to the development of a stream of innovative new products. That process has begun and Alphatec has been successful in adding many new innovative products to its already broad offering for spinal fusion products.

To measure our progress, we focus on the following key metrics today and going forward. Revenue, gross margin, operating expenses, surgeries, surgeons, and sales representation. Steve will speak in greater detail to each of these and our goals in a few moments.

Shifting gears, let’s turn to operating results. Alphatec has been busy and very, very productive. In a very short period, we have built a strong operating platform from which we are positioned to grow, to innovate and to partner with physicians. The past quarter has been very rewarding for us for many reasons. Most importantly, we are able to continue the impressive growth that has defined this organization. As we will describe in greater detail in a few minutes, revenue for the quarter was 19.4 million, which represents an increase of more that 133% over the second quarter of 2005. We completed our initial public offering in early June and raised gross proceeds of over $83 million. We’ve executed several licensing and private label agreements that will further expand our strong product portfolio. Each of these will help to drive revenue growth in the future.

Gross margins also improved, compared to the first quarter of this year, by 170 basis points to more than 66%. And at a time when we all could have been very easily distracted, Alphatec Spine continued to execute. I’m very proud of the focus and commitment that the entire Alphatec team has displayed during this exciting period. We are on the offensive today and have built a great deal of momentum in the spinal marketplace.

Now I’d like to elaborate on some of the elements of the platform we outlined earlier, giving details on our progress in the recent past. Our commitment to expanding our product portfolio is evidenced by the recent agreements we have secured with OBI, the synthetic biologic materials, IsoTis for DBM and SeaSpine for an adjustable bridge offering. Each will add to our existing revenue base, helping to increase penetration per surgery. These products will all be available to our sales force in the fourth quarter this year.

In addition, we are constantly pursuing new technologies and product approaches that we believe will be commercially relevant. Over the next 18 months, we will be investing in many new differentiated products, including an acceptable plate, a dynamic cervical plate, mesh corpectomy cage, an adjustable PEEK spacer, an ALIF plate and a minimally invasive surgery system. Each of these new products and those recently brought to market introduce innovative features. For example, our Solanas device, an anterior cervical fusion system, contains superior variability that streamlines surgical procedure and minimizes the need for additional connectors. Our dynamic cervical plate system, for which we recently secured an important intellectual property, will incorporate unique intersegmental compression to promote load sharing.

Efficient in-house manufacturing allows us to respond to the needs of our surgeons faster than any company in our space. It may take months for other companies to respond to a custom surgeon request. Alphatec’s response time is often measured in days. In this way, by working directly with physicians in our development efforts, we are able to introduce innovative implants and tool designs. We believe that our approach is unduplicated, and that surgeons see this as a clear point of differentiation and partnership with them. Our progress here is demonstrated by the count of doctors that perform surgeries with Alphatec products, which increased to over 220 this past quarter from 180 in the first quarter, or a 22% increase.

We are also excited to report that our sponsorship for the development of a state-of-the-art cadaver training lab with the orthopedic doctors that work at Scripps Memorial Hospital in nearby Encinitas, California, is proceeding as planned and as previously announced. By the end of the first quarter of 2007, this facility will provide the ability to train up to 120 surgeons each quarter. This provides clinical education and training programs to drive adoption of our products, both current and future.

As we mentioned, Alphatec continues to expand its sales distribution network with a very high quality of experienced sales representatives. Earlier, we explained that we grew our sales force to 188 people at the end of the most recent quarter, and will continue to increase the quantity and quality of representatives in those markets where we have the greatest opportunity. We anticipate exceeding 200 feet on the street by the end of this year. It is important to keep in mind that it takes three quarters or more to bring a new salesperson up to full sales proficiency and capability. In fact, a tenured sales representative is three times more productive than their brand new counterpart. As the 70 plus sales representatives we have added over the past quarter come up to speed, we expect to see an accelerated revenue increase. Similarly, as the new surgeons we added in the second quarter transition from trial surgeries to become full-time Alphatec users, revenue will also accelerate.

I’d like to take this opportunity to thank each of our investors who have shown their support for Alphatec. We are completely focused on reaching the full potential that exists for us in the spine surgery marketplace. We look forward to speaking to you again in subsequent quarters to highlight our revenue and earnings achievements.

At this time, I’d like to turn the discussion over to our Chief Financial Officer, Steve Dixon, to review our financial highlights. Steve.

Steven Dixon: Thanks Ron. I would like to spend a few minutes to review our financial results for the second quarter 2006. Please note that many of the items I am covering can also be found in the details of today’s quarterly earnings announcement.

Revenue for the second quarter of 2006 was 19.4 million. This figure represents a 133% improvement over the 18—or excuse me, the $8.5 million total revenue amount achieved in last year’s second quarter. For the first six months of 2006, we generated revenue of 37.4 million compared to

15.2 million a year ago, an increase of 146%. Of this quarter’s 19.4 million in revenue, 3.6 million was derived from our Asian operations and 1.7 million came from our biological product group. Note also that revenue quarter-over-quarter increased by 8% compared to the $18 million total for the first quarter of 2006.

Gross margin dollars tripled to 12.9 million in the second quarter of 2006 compared to 4.5 million in the second quarter of 2005, due to increased revenue and better gross margin performance. This year’s second quarter gross margin as a percent of revenue was 66.2% compared to 54.3% in the second quarter of 2005. The second quarter 2006 gross margin as a percent of revenue was also 1.7 percentage points greater that the first quarter of 2006. The improvement in quarter-over-quarter margin was largely due to increasing economies of scale within our manufacturing operation. The substantial improvement compared to the prior year was due to significant improvements in operating efficiencies, as evidenced by our manufacturing throughput, which improved by more than 125% compared to the prior year. We believe we have room for additional improvements in our production environments. Looking forward, we expect the gross margins will increase to ranges of 68 to 70% by mid 2007, and as they should approve to 70% or greater by the end of 2007 and beyond.

Operating expenses were 16.7 million in the most recent quarter compared to 6.3 million in the second quarter of 2005. This increase was due to the significant increase of year-over-year revenue and a related increase in management costs to support to the substantial increase of volume. The second quarter total operating expense figure of 16.7 million compares to 14.7 million in the first quarter of 2006. Half of the increase from the prior quarter was due to commissions or increased revenues as well as increases in sales, salaries and travel. The other half of the quarter-over-quarter increase in operating expenses were nonrecurring, including additional stock based compensation costs related to our additional public offering.

We anticipate that our base of operating expenses will continue to increase due to further investments of sales force, marketing, research and development and infrastructure. We estimate the total operating expenses should be in the range of 17 million, and then 18 million for the last two quarters of 2006.

We’re pleased to note that despite a net income loss for the second quarter, earnings before interest, taxes and non cash charges, which includes depreciation, amortization and stock based compensation charges was a positive $100,000. This figure is effectively breakeven, and we believe will turn increasingly positive as to our revenue. Our second quarter 2006 net loss was $4.7 million, or a $0.20 loss per share, compared to a net loss of $3 million for the second quarter of 2005 or $0.17 loss per share.

Net loss for the six months ending June 2006 was 12.5 million or $0.60 loss per share compared to a loss a year ago of 7.9 million or a $0.45 loss per share. The high loss compared to the prior year was substantially due to planned increases in operating expenses that more than offset improvements in gross margins from higher revenues.

Our balance of cash and cash equivalents at the end of the second quarter of 2006 is 25 million, which is almost exactly the net proceeds from our recent initial public offering after payments to legacy shareholders and a retirement of debt that was outstanding before the IPO. Cash burn for the quarter, which we define as cash used in operating activities, plus successive purchases, less related equipment financing, was essentially flat. Day sales outstanding, or DSO, was approximately 62 days for the second quarter of 2006.

We believe that our balance sheet is strong, and as we mentioned, is a critical element of our corporate platform that enables us to execute our overall strategy.

Important metrics for the quarter included the following. As Ron noted earlier, the count of direct salespeople and contributor salespeople at the end of the second quarter 2006 was 188, which was split approximately 80/20 between distributors and direct reps. This figure compares to 163 at the end of the first quarter of 2006. We project that this number will exceed 200 by the end of this year.

In the second quarter, the count of surgeries was 1,860, an increase of 11% compared to the first quarter. We project continued double-digit increases in surgery counts for each of the next two quarters.

Our physician count was 220 in the second quarter, up 22% from the first quarter. We expect this figure to also grow by double digits in each of the next two quarters.

In addition to providing guidance on these metrics, I would also like to provide financial guidance for 2006. We expect that total 2006 revenue will be approximately 82 million. Our revenue growth will be greater in the third quarter to the fourth quarter, and from the second quarter to the third quarter; gross margin of 68% by the end of the year, and full year operating expenses of about $68 million.

At this point, I’d like to turn things back to Ron, who will make some closing comments before we take your questions. Ron.

Ronald Hiscock: Thanks Steve. As explained at the beginning of this call, our strategy is to create a values driven leading spinal device company by establishing a strong operating platform built around superior physician service, and then introduce a stream of innovative spine surgery products, developed in concert with physicians. We continue to aggressively build our operating platform, which is now at the point that it is becoming an engine for innovation that will produce differentiated products as well as unrivaled physician service.

To summarize, we’re off to a great running start as a new public company and very pleased with the success of the most recent quarter. Thank you to our customers, shareholders and employees for your support. We are very excited about the future of Alphatec.

With that, we’ll take any questions you may have. Operator, if you would please open up the floor for questions.

Operator: Thank you. At this time, I would like to remind everyone, if you would like to ask a question please press star then the number one on your telephone keypad at this time.

Your first question is coming from Tao Levy from Deutsche Bank.

Tao Levy: Good morning gentlemen, and congratulations on your first quarter as a public company.

Ronald Hiscock: Thanks Tao.

Stephen Dixon: Thanks Tao.

Tao Levy: So, a couple of quick questions. Steve, thanks for the commentary on the full year guidance and also the directionality from the fourth to the third. Can you maybe comment on the directionality between the second and the third quarter, especially given that we’re facing some, you know, the typical summer slowdown?

Stephen Dixon: Yeah, I think, and as I talk about the relevant context, the Q2 to Q3, we’re kind of looking at high single digit growth and then, you know, getting it to double digits from Q3 to Q4, because as you note, the third quarter is typically a little bit softer within the industry.

Tao Levy: It’s sequentially up in third quarter versus second quarter is what we should be modeling on the top line?

Stephen Dixon: Yes.

Tao Levy: Okay, and also maybe, can you give us a sense on how progress in the quarter went in terms of, whatever metric you want to throw out there, whether it’s sales per day, sales per week as you went through the quarter and, you know, any visibility as to how July is looking thus far, would be helpful.

Stephen Dixon: Yeah, it’s a little premature for July, but what I can tell you is that June was the strongest of the three months of the quarter from a revenue per day standpoint. And truly, that last, you know, 10, 15 days of June really met our expectations and responded very well.

Tao Levy: Great, and could you also provide, I know you’ve provided a number of sales reps or feet on the street. Maybe you could also provide number of distributors that you have on board?

Stephen Dixon: We have 56 distributors at the end of the second quarter, and I think you’re right, as kind of conservative views of our end of the year, you know, count of distributors. I think it should be, you know, 60 plus.

Tao Levy: 60 plus, perfect. And then, last question, you know, the new surgeons that came on board this past quarter, were they customers of the new sales reps that came on board, or were they surgeons that had a relationship with some of your more experienced sales reps, and now they’re finally starting to use Alphatec products?

Stephen Dixon: I think the answer is yes and yes.

Tao Levy: Okay.

Stephen Dixon: It was a combination of the new folks as well as, you know, additional growth penetration in the markets that we’ve got some of our legacy salespeople in, and that would – that’s exactly our expectations for those experienced people.

Ronald Hiscock: Tao, it’s Ron, if I could also add on to that. We’re taking a very aggressive approach now to targeting markets that we want to be in with DRG information and targeted market information, and as we penetrate each market, we use the encumbrance of going into a marketplace and finding the best reps. Whether that be a distributor or in-house, and we’re going into markets as targeted versus just a relationship approach that a lot of companies take.

Tao Levy: Okay, and you know, I lied; actually, I have one more question: any thoughts on going exclusive with some of these newer distributors? I mean, now you pretty much have a full product offering; any thoughts there?

Ronald Hiscock: Yeah absolutely (inaudible), but our approach is very simple as we’re going after the markets now. As we go into each marketplace, as I’ve said during the IPO and I will repeat, we believe that we go into a marketplace because of the criteria and the demographics there and that we want to participate. Once we identify the hospitals and the physicians that we want to go in, our target is to bring in the best people we can. At this juncture, non-exclusive or exclusive is not a determination of that distributorship, or whether or not we’re bringing in an in-house sales rep. We’re looking for the best that we can. We believe that because of the breadth and depth and quality of products that we’ve got, and the differentiating service model with custom, that many of our non exclusive distributors are in turn using us on an exclusive basis, but at this point, we do not have a plan to convert to exclusivity.

Tao Levy: Perfect, great thanks.

Ronald Hiscock: Thank you.

Operator: Thank you. Your next question is coming from William Plovanic from First Albany Capital.

William Plovanic Great, thanks. Good morning.

Ronald Hiscock: Hi Bill.

Stephen Dixon: Hi Bill.

William Plovanic Just wondering if you can give us a little more color on the metal business. I think, you know, it can back into a number, it was about 14.1 million in the quarter. Just wondering if you can give us a little color on, you know, kind of year-over-year growth rate or sequential growth rate in the cervical, thoracic and lumbar and spacer market. Any color you can provide there would be helpful.

Stephen Dixon: Yeah, I’ll try to – I’m going to answer this broadly, and I won’t give you all the specifics there, but the US metal and plastic business, if you will, that actually grew 13% quarter-over-quarter. That was our strongest product, and that’s the good news, because that’s where our strongest margins are. Where biologic was actually down a little bit from the prior quarter, and the Asian operations were kind of flat. So we had our strongest growth performance around the cervical and lumbar surgeries that are part of our metal and PEEK business in the US.

William Plovanic And, was that just – any new products or anything to help that out, or is that purely just the existing or adding new customers is what you’re saying it?

Stephen Dixon: I think it’s the latter. I mean, we talked about a lot of new products that are coming out, and Ron highlighted all of those. You’re really going to see those, some in the third quarter and much more in the fourth quarter as we go forward.

Ronald Hiscock: Example Bill, the cross (inaudible) starting a roll out earlier than we anticipated, so you’re going to see more business coming from that as an add on.

William Plovanic Okay, and then to tag on to Tao’s question. In terms of, kind of the sequential growth that you had seen through the quarter, it sounds like you ended the quarter in June, that was your strongest. You know, have you seen that spill over into July, as we’re almost done with July, and then, you know, at this time, are you still anticipating the typical slowdown in August or, you know, any metrics you could give us also within the new reps that were brought on board. Are they ramping up?

Stephen Dixon: That’s a lot of questions. Let me think. I think what’s fair to say is that, you know, there is a summer slowdown, and that’s kind of part of what you experience throughout the July, August and September timeframe, but it’s kind of hard to read the tealeaves on the total period at this moment. But, you know, because of the addition of the new folks, and you know it’s not as much of the last three reps we added but rather the fact that, you know, Ron talked to 70 plus reps in the last few quarters. You know, we intend to get increasing traction from that group that’s going to allow was to kind of plow through the summer slowdown.

Ronald Hiscock: We anticipate though Bill, Q3 will be a higher volume than Q2, and we can say it to you that way.

William Plovanic Okay, and then any more detail, I think you said 56 agents, you know. I think if I do the math, it gives me about 145 to 150 agents reps, and in terms of direct reps and territory managers, a little more color there if we could?

Ronald Hiscock: Yeah, in fact we’ve expanded. As of a week ago, we’ve expanded our regional vice president force from four to seven, because of the growth we are experiencing in the platform of microfocusing at the market level. We’re up over 30 in-house sales reps at this point, and actively pursuing that, and in fact, we have put one of our vice president resources against 100% recruiting of in-house sales, so we’re really microfocusing that and going aggressively after that. Since the IPO, we’ve been pleased with the amount of reps that are now contacting us from the industry to try to get in the door, so it’s been a very lucrative situation recently with a lot of hires; in fact in the last month just 10 alone, in the month.

Stephen Dixon: So, I can complement at it by saying that, of the growth we had from end of Q1 end of Q2, we’ve actually added, gosh, 11 new direct reps, so almost half of the growth in the count of, you know, the feet on the street is coming from the in-house sales force, so that, as Ron points out, that’s a group that we’re adding pretty aggressively.

William Plovanic Okay, and then lastly, on the – there’s what about, 1.3 million in nonrecurring charges? Part of that was stock or stock option expenses associated with the IPO. What was the other roughly half a million?

Stephen Dixon: Well, it was about a million of stock based comp expense related to the execution of the IPO and similarly, there was a $300,000 one time bonus related to completion of the IPO. So 1.3 in total

William Plovanic Okay. And then, just lastly, any thoughts on impact cost wise from the ongoing litigation that you’ve seen?

Stephen Dixon: Actually, I guess I can’t comment specifically about any of the litigation beyond what’s in the prospectus at this moment. As we talked about a little while ago, we cleared up the Benchmark litigation. We think we’re making good progress on all the other items. The (inaudible) lawsuit, that could take time as those things always do, but we think that from an expense standpoint, that those obligations are sufficiently represented in our, you know, Q2 financials.

William Plovanic Okay, and actually I have one more question. Margins, gross margins sequentially were I think just a hair below what we’re looking for and I guess, is there – and especially with revenues up, is there anything in particular that’s impacting margins or, I think you said that the increase going forward is going to increase but, you know, is there anything that kind of – I guess, what’s the negative that’s hitting the margins as you move forward? Is it just purely scale, and that’s – economy of scale, and that’s what gets us higher?

Stephen Dixon: I think that’s largely it, and you know, we’ve got a little bit of work to do. All those, the Asian operations are a small part, that’s where the lowest margins are. We’ve got some work to do and we’re concentrating on that. That’s probably the only thing that’s slowing us down a little bit, but we feel really good about the US operations and those margins.

William Plovanic Okay great. Thank you very much.

Ronald Hiscock: Thank you Bill.

Stephen Dixon: Thank you Bill.

Operator: Thank you. Your next question is coming from Bill Quirk from RBC capital.

Bill Quirk: Thanks. Good morning guys and congratulations on the results.

Ronald Hiscock: Thanks Bill.

Stephen Dixon: Thanks Bill, how are you.

Bill Quirk: Good; a quick question on the biologics business. Has this been fully rolled out across all the sales guys? How should plan to think about this progressing going forward? I assume obviously we should start to see perhaps an acceleration akin to what we should see on the metal side here in the back half of the year?

Ronald Hiscock: We have – the integration of the biologics business as of August 7 will be 100% complete. It was a very expansive plan of integrating it as a product into our business, and we’re into the final phases of that. With the new organization, refocus at the sales level and the training program we’re putting in place, we do anticipate an acceleration of the biologics business Bill.

Bill Quirk: And when we talk about biologics, I guess, (inaudible) Cortek. Obviously we’re going to layer in the products from the arrangements as well?

Stephen Dixon: We will, you know, provide and (inaudible) Cortek. We’re adding actually two more products to that parallel twist and in the synthetic area, OBI, we are, have introduced our granules in that market segment, and in the next 90 days from Asartis (sp?) we will provide a putty and gel.

Bill Quirk: Wonderful. On the Alphatec Pacific side, can we talk a little bit about, kind of what we need to do to really kind of accelerate that very large number of feet on the street that we’ve built over the last couple of quarters, to see the commensurate of pull through, if you will, on the surgeries, on the products et cetera?

Stephen Dixon: Yeah, actually I think, although we increased the sales force there, and we’ve kind of, you know, imagine the transition that’s taken place from where this thing was a year ago to, you know, you’re going to kind of only working through distributors. Well now, we bought a couple of distributors, brought them in house, adding in health sales resources, and I would, I would say that we’re not fully there, and we’re probably another, you know, quarter or two away from really building up the sales force in earnest to where we would anticipate it.

You know, there are certain plans that we had. I think, we’re short of those sales increased plans in Japan and we’re working on that at this moment, so you know, Japan had a big increase in revenue through the first quarter. I think we kind of hit a – we’ve caught our breath, and there’s a second wave of increase that needs to take place on the addition of that new and higher sales count, and we’re not fully there at this moment.

Bill Quirk: Understood. If memory serves me, we should also see an expanded product offering over there as well, so I’d imagine that that should obviously complement the additional sales ramp?

Stephen Dixon: Yeah, that’s right. There are some clearances which we didn’t have in the Japanese markets, and those are, I think, it may be premature to say by end of Q3, but I know we’re working aggressively to bring a fuller complements of Alphatec products to that operation. And then, some of that is due to, you know, regulatory bugs and we’re working on this.

Bill Quirk: Okay, great, and then a quick housekeeping question. The total debt balance, Steve; everything that we’re seeing on the short term liabilities, does that encompass everything?

Stephen Dixon: Yeah.

Bill Quirk: Or, was there a long term piece, portion there as well?

Stephen Dixon: There’s a long-term piece and it’s small, but it has to do with, you know, kind of capital leases and equipment financing, and, but – and then otherwise, we’ve got a very small line of credit facility in Japan, but that’s the total amount of debt. So, it’s the Japanese line of credit, about 1.7 million and then everything else is related to, you know, to a modest amount of equipment financing both legacy and more recent.

Bill Quirk: Okay perfect. And then lastly, as we think about the motion preservation platform, how should we think of this? Should we look at it as interval development as well as (inaudible) collaborations? Is it going to be largely focused on the outside? I know it’s early, but obviously any guidance you can give us there would be very appreciated.

Stephen Dixon: I think to get into that marketplace we need to acquire a mid or late stage technology, and we’re looking at a couple of those technologies today. You know, to expedite that process, we wouldn’t be able to develop it internally and meet the market needs of having a product like that in a short period of time.

Bill Quirk: Understood. Thanks again guys and congrats on the results.

Stephen Dixon: Thanks Bill.

Ronald Hiscock: Thanks Bill.

Operator: Thank you. That is all the questions for the Q&A session. I would like to turn the floor back over to management for any closing remarks.

Ronald Hiscock: Again, listen. Thank you all very much for joining us and your support through this process. Any further questions that we can take, management will take them directly from you as you call in. Thank you.

Operator: Thank you ladies and gentlemen. This does conclude today’s teleconference. You may disconnect your lines at this time and have a wonderful day.